November 14, 2002

Mr. Phil Iracane
Ocean Energy, Inc.
1001 Fannin, Suite 1600
Houston, TX 77002-6794

RE: Amendment to Natural Gas Purchase and Sale Agreement

The parties hereby agree to amend the subject Natural Gas Purchase and Sale Agreement between Duke Energy Trading and Marketing, L.L.C. (“DETM”) or (“Buyer”) and Ocean Energy, Inc. (“Ocean”) dated October 1, 2001 (the “Agreement”) as follows:

1.   Article VIII shall be amended by the addition of the following language to the end of Article VIII:

“In addition to the foregoing, if the credit rating of Buyer is reduced below investment grade as determined by Standard and Poor’s, within five (5) business days of a demand from Ocean, Buyer shall supply to Ocean an irrevocable, unconditional letter of credit (in a form satisfactory to Ocean) (the “Letter of Credit”) issued by a national financial institution having an office in the United States and whose credit rating is at least “A-” by Standard and Poor’s and at least “A3” by Moodys, in favor of Ocean in an amount equal to one hundred percent (100%) of the estimated payables for 60 days of flow under the Agreement. It is agreed that the amount of such Letter of Credit shall be determined by Ocean in its sole discretion.

Should Buyer be required to provide the Letter of Credit above, such Letter of Credit shall remain in force and effect until (i) Ocean is satisfied Buyer is fully capable of performing its obligations under the Agreement which determination shall be made in Ocean’s sole discretion, or (ii) the termination of the Agreement and fulfillment of all obligations thereunder by Buyer.

The Parties acknowledge and agree that were it not for Buyer’s agreement to supply Ocean with such Letter of Credit as provided in this Amendment, Ocean would exercise its right to terminate the Agreement. In the event Ocean draws on such Letter of Credit, Buyer agrees to supply a replacement Letter of Credit (within five (5) business days) and will continue to provide additional Letters of Credit in the manner specified herein within such time period.

The Parties agree that if Buyer fails to provide a Letter of Credit as provided herein, the Agreement will be immediately terminated.

In order to secure its obligations hereunder, Buyer grants a security interest to Ocean in Ocean’s Gas being purchased hereunder. In accordance with this provision, Ocean is filing a Financing Statement with the Secretary of State of the State of Delaware.

To the extent this Amendment conflicts in any manner with the Agreement, the Parties agree that this Amendment shall control.

Except as amended herein, the Agreement remains in full force and effect.”

All capitalized terms used herein shall have the same meaning given them in the Agreement.

Please sign in the space provided below and return one original to DETM as soon as possible.

We thank you for your continued business.

_________________

Tim McCabe
Sr. Director, East Gas Origination

Agreed to and accepted this 22nd day of November, 2002.

_________________

Ocean Energy, Inc.